                                                                     EXHIBIT 5.2

                         OPINION OF LARRY D. IRICK, ESQ.

                                 July [_], 2002


Westar Energy, Inc.
818 Kansas Avenue
Topeka, Kansas 66612


               Re:  $365,000,000 First Mortgage Bonds,
                    7 7/8% Series Due 2007, of Westar Energy, Inc.

Ladies and Gentlemen:

          I am Vice President and Corporate Secretary of, and have acted as counsel for, Westar Energy, Inc., formerly known as Western Resources, Inc., (the "Company") in connection with the exchange by the Company of up to $365,000,000 principal amount of its First Mortgage Bonds, 7-7/8 % Series Due 2007 (the "Exchange Bonds") for a like principal amount of the Company's issued and outstanding First Mortgage Bonds, 7-7/8 % Series Due 2007 (the "Outstanding Bonds").

          I have reviewed and examined such records, documents, certificates and other instruments and provisions of law as I have considered necessary or desirable in order to enable me to render this opinion.

          Upon the basis aforesaid, I hereby advise you as follows:

          1. The Company is a corporation duly organized and validly existing under the laws of the state of Kansas.

          2. The Exchange Bonds are to be issued under and secured by the Mortgage and Deed of Trust, dated July 1, 1939, between the Company and BNY Midwest Trust Company (the "Bonds Trustee"), as amended and supplemented by thirty-four supplemental indentures thereto (such Mortgage and Deed of Trust, as amended and supplemented by such thirty-four supplemental indentures, being hereinafter called the "Mortgage"), and as further amended and supplemented by a Thirty-Fifth Supplemental Indenture, dated as of May 10, 2002, (the "Thirty-Fifth Supplemental Indenture") (the Mortgage, as amended and supplemented by the Thirty-Fifth Supplemental Indenture, being hereinafter called the "Amended Mortgage"). The Amended Mortgage has been duly authorized, executed and delivered and is a valid instrument legally binding upon the Company.

          3. Upon execution of the Exchange Bonds by the proper officers of the Company and the authentication thereof by the Trustee in accordance with the provision of the Amended Mortgage, the Exchange Bonds will be duly authorized and issued and will constitute the legal, valid and binding obligations of the Company and will be entitled to the lien of and the benefits provided by the Amended Mortgage except that (x) the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights or remedies generally; (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity); and (iii) any indemnification or contribution provision that may be contrary to or inconsistent with public policy, and (y) the enforceability of provisions imposing liquidated damages, penalties or an increase in interest rate upon the occurrence of certain events may be limited in certain circumstances.

          I hereby consent to the filing of a copy of this opinion as an exhibit to said Registration Statement. I also consent to the use of my name and the making of the statements with respect to myself in the Registration Statement and the Prospectus constituting a part thereof.

                                                       Very truly yours,



                                                       /s/ Larry D. Irick
                                                       -------------------------
                                                       Larry D. Irick